Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Antero Resources Corporation:

We consent to the use of our report dated February 6, 2014, with respect to the balance sheets of Antero Resources Midstream LLC Predecessor as of December 31, 2011 and 2012, and the related statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2012, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

February 6, 2014